NEWS RELEASE
CONTACT: Mac McConnellSr. Vice President & CFO
713-996-4700
www.dxpe.com

DXP Enterprises, Inc. Announces Strategic Acquisition of Rocky Mtn. Supply, Inc.

Houston, TX (February 1, 2008) – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced completion of the strategic acquisition of the assets of Rocky Mtn. Supply, Inc. , a business which provides bearings, power transmission, belting, industrial and hydraulic hose, and industrial supplies. The acquired business is headquartered in Greeley, Colorado and operates out of six locations in Colorado servicing the Rocky Mountain States.

DXP paid approximately $4.6 million, net of approximately $0.6 million of acquired cash, for the acquired business.  The purchase price consists of approximately $3.9 million paid in cash and $0.7 million in the form of promissory notes payable to the former owners of the acquired business.  The cash portion was funded by utilizing available capacity under DXP’s bank revolving credit facility.  The promissory notes bear interest at prime minus 1.75%.

The unaudited sales and estimated EBITDA for the acquired business for the twelve months ending December 31, 2007, were approximately $13.6 million and $1.4 million, respectively.

John Jeffery, Senior Vice President of Sales and Marketing said, “This acquisition adds several key components to DXP’s value propositions by adding new markets, products, customers and Service Centers that have access inventories at the point of sale with a high level of customer service and a culture that complements DXP’s customer driven attitude.” “We are excited about the opportunities to expand DXP’s products and services into Rocky Mtn. Supply’s existing customer relationships and expanding their premier customer service model in existing DXP Service Centers.”  Mac McConnell, Chief Financial Officer, stated, “We anticipate this acquisition to be immediately accretive to earnings.”

DXP Enterprises, Inc. is a leading products and service distributor focused on adding value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, integrated supply and MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP's vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP's breadth of MROP products and service solutions allows DXP to be flexible and customer driven, creating competitive advantages for our customers.

DXP's innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

SmartSource, a DXP integrated supply program, allows a more efficient way to manage the customer's supply chain needs for MROP products. The program allows the customer to transfer all or part of its supply chain needs to DXP, so the customer can focus on its core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP's broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.